Exhibit 99.1

Velocity Changes Its Name And Effects Reverse Stock Split

WALL, NJ -- On November 19, 2008, Velocity Portfolio Group, Inc. (NYSE Alternext: PGV, formerly JVI) announced that on November 14, 2008, it filed an Amendment to Velocity’s Certificate of Incorporation changing its name from Velocity Asset Management, Inc. to Velocity Portfolio Group, Inc. In addition, the previously announced one-for-twenty (1 for 20) reverse stock split of Velocity’s common stock, which was approved by Velocity’s stockholders on September 29, 2008, became effective upon the opening of the market on November 17, 2008, under the symbol “PGV”. As a result of the reverse split, the total number of shares of common stock outstanding was reduced from 17,875,987 to 893,799. Every twenty shares of Velocity’s common stock held by Velocity’s common stockholders on the split effective date were combined into one share of Velocity’s common stock. The reverse stock split affects all shares of Velocity’s common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse stock split. A holder of record of common stock on the split effective date who otherwise was entitled to a fraction of a share received the number of new shares to which they were entitled rounded up to the nearest whole number of shares. No fractional shares of common stock were issued as a result of the reverse stock split.

Stockholders who hold existing stock certificates will receive instructions from Velocity’s transfer agent, Continental Stock Transfer and Trust Company, on how to receive new stock certificates. Stockholders whose certificates are held in street name or on deposit with their brokerage firm do not need to take any further action. Velocity’s common stock is now trading under a new CUSIP number, 92257E 304 and new symbol “PGV”.

In addition, as a result of the reverse split, the conversion price of the shares of Velocity’s Series A Preferred Stock was adjusted from $2.50 to $50.00. Pursuant to such adjustment, five shares of Velocity’s Series A Preferred Stock shall be convertible into one share of Velocity’s common stock. Velocity’s Series A Preferred Stock is also now trading under a new CUSIP number, 92257E 403 and new symbol “PGV-P”.

About Velocity Asset Management, Inc.

We are a portfolio management company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced legal collection network. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. When evaluating a portfolio for purchase, we conduct an extensive quantitative and qualitative analysis of the portfolio to appropriately price the debt and to identify portfolios that are optimal for collection through our legal collection network. We use our proprietary valuation process to calculate the purchase price so that our estimated cash flow from such portfolios offers us an adequate return on our investment after servicing expenses. For more information, visit www.velocitycollect.com

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s registration statement on Form S-1. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

Contact:

Jim Mastriani
CFO
Velocity Asset Management
732/556-9090